Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS -

ST. LOUIS, MISSOURI (February 5, 2013) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter and year ended December 31, 2012.

2012 Results
	Q4	Full Year
Premium and Service Revenues (in millions)	$2,301.4	$8,238.9
Consolidated Health Benefits Ratio	91.3%	91.6%
General & Administrative expense ratio	8.4%	8.6%
Diluted earnings per share (EPS)	$0.17	$0.03
Cash flow from operations (in millions)	$(28.6)	$278.7

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “While 2012 had its challenges, we continue to make progress on premium rates in Texas and believe we have addressed the issues in Kentucky with our planned exit of the State. In 2012, we delivered on our growth strategy by increasing membership by 41% and revenues by 59% from 2011. We were successful in winning seven new contracts in 2012 and have continued in 2013 with the long-term care program recommendations in Florida. In addition, with the pending acquisition of AcariaHealth, we will expand our ability to manage the costs of specialized pharmacy benefit services for complex diseases. We believe with these awards and initiatives we are very well positioned to drive margins and earnings growth in 2013 and beyond.”
Fourth Quarter Highlights

•	Quarter-end at-risk managed care membership of 2,560,300, an increase of 744,300 members, or 41% year over year.

•	Premium and service revenues of $2.3 billion, representing 58% growth year over year.

•	Health Benefits Ratio of 91.3%, compared to 85.9% in 2011.

•	General and Administrative expense ratio of 8.4%, compared to 11.0% in 2011.

•	Diluted EPS of $0.17, including medical costs associated with flu of $0.30 higher than experienced in 2011.

•	Employees increased from 5,300 at December 31, 2011 to 6,800 at December 31, 2012, reflecting our continued business expansions.

Other Events

•	In November 2012, pursuant to a shelf registration statement, we issued an additional $175 million of non-callable 5.75% Senior Notes due June 1, 2017 at a premium to yield 4.29%.

•
In November 2012, our Illinois subsidiary, IlliniCare Health Plan, was selected to serve dual-eligible members in Cook, DuPage, Lake, Kane, Kankakee and Will counties (Greater Chicago region) as part of the Illinois Medicare-Medicaid Alignment Initiative. Enrollment is expected to begin in late 2013.

•
In January 2013, our Kansas subsidiary, Sunflower State Health Plan, began operating under a statewide contract to serve members in the state's KanCare program, which includes TANF, ABD (dual and non-dual), foster care, long-term care and CHIP beneficiaries.

•
In January 2013, our Florida subsidiary, Sunshine State Health Plan, was notified by the Florida Agency for Health Care Administration it has been recommended for a contract award in 10 of 11 regions of the Medicaid Managed Care Long Term Care program. Upon execution of a contract and regulatory approval, enrollment will be implemented by region, beginning in August 2013 and continuing through March 2014.

•
In January 2013, we signed a definitive agreement to acquire AcariaHealth, a comprehensive specialty pharmacy company, for $152.0 million. The transaction consideration is anticipated to be financed through a combination of Centene common stock, cash on hand and existing credit facilities. The acquisition is expected to close in the first quarter of 2013, subject to regulatory approval and other customary conditions.

•
In October 2012, we were awarded the Platinum Award at the 2012 URAC Best Practices in Health Care Consumer Empowerment and Protection Awards for our Asthma Solutions for a Managed Medicaid Population.

The following table sets forth the Company's membership by state for its managed care organizations:

	December 31,
	2012	2011
Arizona	23,500	23,700
Florida	214,000	198,300
Georgia	313,700	298,200
Illinois	18,000	16,300
Indiana	204,000	206,900
Kentucky	135,800	180,700
Louisiana	165,600	—
Massachusetts	21,500	35,700
Mississippi	77,200	31,600
Missouri	59,600	—
Ohio	157,800	159,900
South Carolina	90,100	82,900
Texas	949,900	503,800
Washington	57,200	—
Wisconsin	72,400	78,000
Total at-risk membership	2,560,300	1,816,000
Non-risk membership	—	4,900
Total	2,560,300	1,820,900

The following table sets forth our membership by line of business:

	December 31,
	2012	2011
Medicaid	1,977,200	1,336,800
CHIP & Foster Care	237,700	213,900
ABD & Medicare	307,800	218,000
Hybrid Programs	29,100	40,500
Long-term Care	8,500	6,800
Total at-risk membership	2,560,300	1,816,000
Non-risk membership	—	4,900
Total	2,560,300	1,820,900

The following table identifies the Company's dual eligible membership by line of business. The membership tables above include these members.

	December 31,
	2012	2011
ABD	72,800	45,400
Long-term Care	7,700	6,200
Medicare	5,100	3,200
Total	85,600	54,800

Statement of Operations: Three Months Ended December 31, 2012

•
For the fourth quarter of 2012, Premium and Service Revenues increased 58% to $2.3 billion from $1.5 billion in the fourth quarter of 2011. The increase was primarily driven by the Texas expansion, pharmacy carve-in in Texas, the additions between years of Kentucky, Louisiana, Missouri and Washington contracts and membership growth.

•
Consolidated HBR of 91.3% for the fourth quarter of 2012 represents an increase from 85.9% in the comparable period in 2011 and a decrease from 93.3% in the third quarter of 2012. The increase compared to last year primarily reflects an increase in medical costs associated with flu of $0.30 per diluted share as well as increased medical costs in our Kentucky and Texas health plans. Excluding the Kentucky health plan operations, the fourth quarter 2012 HBR was 90.7%.

•	The following table compares the results for new business and existing business for the quarter ended December 31,:

	2012	2011
Premium and Service Revenue
New business	35%	16%
Existing business	65%	84%

HBR
New business	96.7%	93.1%
Existing business	88.5%	84.6%
Total	91.3%	85.9%

•
Consolidated G&A expense ratio for the fourth quarter of 2012 was 8.4%, compared to 11.0% in the prior year. The year over year decrease reflects the leveraging of expenses over higher revenues and a reduction in performance based compensation expense which lowered the ratio by 60 basis points.

•
Earnings from operations were $13.1 million in the fourth quarter 2012 compared to $47.4 million in the fourth quarter 2011. Net earnings attributable to Centene Corporation were $9.1 million in the fourth quarter 2012, compared to $30.1 million in the fourth quarter of 2011.

•	Diluted EPS was $0.17 in the fourth quarter of 2012 compared to $0.57 in the prior year.

Statement of Operations: Year Ended December 31, 2012

•
For the year ended December 31, 2012, Premium and Service Revenues increased 59.0% to $8.2 billion over the corresponding period in 2011 as a result of the additional revenue between years from our Illinois, Kentucky, Louisiana, Missouri and Washington contracts, Texas and Arizona expansions, pharmacy carve-ins in Texas and Ohio, and organic membership growth.

•
Consolidated HBR of 91.6% for 2012, compared to 85.2% in 2011. The increase compared to last year primarily reflects (1) the continued high level of medical costs in Kentucky including a $41.5 million premium deficiency reserve for the contract period January 1, 2013 through July 5, 2013, (2) a high level of medical costs in the March 1, 2012 expansion areas in Texas, (3) a high level of medical costs in our individual health business, especially for policies issued to members who converted in the first quarter of 2012 and (4) a high level of flu costs during the fourth quarter of 2012. Excluding our Kentucky operations, the HBR for the year ended December 31, 2012, was 89.6%.

•
Consolidated G&A expense ratio for 2012 was 8.6%, compared to 11.3% in 2011. The decrease is primarily due to leveraging our expenses over higher revenues and a reduction in performance based compensation expense which lowered the ratio by 60 basis points.

•
Diluted EPS of $0.03 in 2012. Included in the year ended December 31, 2012, results are the following items: (1) an operating loss in our Kentucky health plan, including a $41.5 million pre-tax premium deficiency reserve; (2) an impairment loss for the write down of goodwill and intangible assets in the Celtic reporting unit; (3) a gain on the sale of investments; and (4) a state income tax benefit. The impact of these items to diluted EPS is provided below:

2012
Diluted EPS	$0.03
Loss from Kentucky operations	1.71
Celtic impairment loss	0.50
Investment gains	(0.23)
Tax benefit	(0.11)
Total	$1.90

•	Total operating cash flows of $278.7 million.

Balance Sheet and Cash Flow

At December 31, 2012, the Company had cash, investments and restricted deposits of $1,632.6 million, including $37.3 million held by its unregulated entities. Medical claims liabilities totaled $926.3 million, representing 41.1 days in claims payable excluding the liability for the Kentucky premium deficiency reserve. Total debt was $538.9 million which reflects no borrowings on the $350 million revolving credit facility at year end. Debt to capitalization was 32.7% at December 31, 2012, excluding the $75.4 million non-recourse mortgage note. Cash flow from operations for the year ended December 31, 2012 was $278.7 million.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2012	42.8
Timing of claim payments including pharmacy flu costs	(1.9)
Other	0.2
Days in claims payable, December 31, 2012	41.1

Outlook

The table below depicts the Company's annual guidance for 2013.

	Full Year 2013
	Low	High
Premium and Service Revenues (in millions)	$9,700	$10,000
Diluted EPS	$2.60	$2.90
Consolidated Health Benefits Ratio	88.0%	89.0%
General & Administrative expense ratio	9.0%	9.5%
Diluted Shares Outstanding (in thousands)	54,800	55,200

The guidance in the table above does not include the pending acquisition of AcariaHealth or revenue and medical costs of the recently announced long-term care program recommendations in Florida. However, business expansion costs for the Florida long-term care award are incorporated in our guidance.
Conference Call
As previously announced, the Company will host a conference call Tuesday, February 5, 2013, at 8:30 A.M. (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2012, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 4, 2014, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Tuesday, February 12, 2013, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10023301.
Non-GAAP Financial Presentation
The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently.  The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations.  Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information.  The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended December 31, 2012" contains financial information for new and existing businesses. Existing businesses are primarily state markets, significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets, significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.
About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management.
The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$843,952	$573,698
Premium and related receivables	263,452	157,450
Short-term investments	139,118	130,499
Other current assets	127,080	78,363
Total current assets	1,373,602	940,010
Long-term investments	614,723	506,140
Restricted deposits	34,793	26,818
Property, software and equipment, net	377,726	349,622
Goodwill	256,288	281,981
Intangible assets, net	20,268	27,430
Other long-term assets	64,282	58,335
Total assets	$2,741,682	$2,190,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$926,302	$607,985
Premium deficiency reserve	41,475	—
Accounts payable and accrued expenses	191,343	216,504
Unearned revenue	34,597	9,890
Current portion of long-term debt	3,373	3,234
Total current liabilities	1,197,090	837,613
Long-term debt	535,481	348,344
Other long-term liabilities	55,344	67,960
Total liabilities	1,787,915	1,253,917
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 55,339,160 issued and 52,329,248 outstanding at December 31, 2012, and 53,586,726 issued and 50,864,618 outstanding at December 31, 2011	55	54
Additional paid-in capital	450,856	421,981
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	5,189	5,761
Retained earnings	566,820	564,961
Treasury stock, at cost (3,009,912 and 2,722,108 shares, respectively)	(69,864)	(57,123)
Total Centene stockholders’ equity	953,056	935,634
Noncontrolling interest	711	785
Total stockholders’ equity	953,767	936,419
Total liabilities and stockholders’ equity	$2,741,682	$2,190,336

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Premium	$2,272,736	$1,436,413	$8,126,205	$5,077,242
Service	28,680	22,136	112,742	103,765
Premium and service revenues	2,301,416	1,458,549	8,238,947	5,181,007
Premium tax	95,181	48,627	428,665	159,575
Total revenues	2,396,597	1,507,176	8,667,612	5,340,582
Expenses:
Medical costs	2,075,957	1,233,739	7,446,037	4,324,746
Cost of services	20,808	17,397	87,705	78,114
General and administrative expenses	192,282	159,937	704,604	587,004
Premium tax expense	94,482	48,726	428,354	160,394
Impairment loss	—	—	28,033	—
Total operating expenses	2,383,529	1,459,799	8,694,733	5,150,258
Earnings (loss) from operations	13,068	47,377	(27,121)	190,324
Other income (expense):
Investment and other income	3,377	3,990	35,957	13,369
Debt extinguishment costs	—	—	—	(8,488)
Interest expense	(6,067)	(4,797)	(20,460)	(20,320)
Earnings (loss) from operations, before income tax expense	10,378	46,570	(11,624)	174,885
Income tax expense (benefit)	5,739	17,306	(329)	66,522
Net earnings (loss)	4,639	29,264	(11,295)	108,363
Noncontrolling interest	(4,422)	(848)	(13,154)	(2,855)
Net earnings attributable to Centene Corporation	$9,061	$30,112	$1,859	$111,218

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.17	$0.60	$0.04	$2.22
Diluted earnings per common share	$0.17	$0.57	$0.03	$2.12

Weighted average number of common shares outstanding:
Basic	51,817,066	50,522,726	51,509,366	50,198,954
Diluted	54,055,209	52,894,701	53,714,375	52,474,238

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$(11,295)	$108,363
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	65,866	58,327
Stock compensation expense	25,332	18,171
Impairment loss	28,033	—
Gain on sale of investment in convertible note	(17,880)	—
Gain on sale of investments, net	(1,484)	(287)
Debt extinguishment costs	—	8,488
Deferred income taxes	(14,438)	2,031
Changes in assets and liabilities
Premium and related receivables	(116,558)	(11,306)
Other current assets	(36,818)	(11,812)
Other assets	2,825	(2)
Medical claims liabilities	359,792	149,756
Unearned revenue	24,707	(109,082)
Accounts payable and accrued expenses	(21,474)	38,889
Other operating activities	(7,917)	10,160
Net cash provided by operating activities	278,691	261,696
Cash flows from investing activities:
Capital expenditures	(82,144)	(73,708)
Purchases of investments	(695,687)	(318,397)
Sales and maturities of investments	589,921	267,404
Investments in acquisitions, net of cash acquired	—	(4,375)
Net cash used in investing activities	(187,910)	(129,076)
Cash flows from financing activities:
Proceeds from exercise of stock options	15,912	15,815
Proceeds from borrowings	400,500	419,183
Payment of long-term debt	(218,234)	(416,283)
Excess tax benefits from stock compensation	10,996	4,435
Common stock repurchases	(12,741)	(7,809)
Contribution from (to) noncontrolling interest	1,092	813
Purchase of noncontrolling interest	(14,429)	—
Debt issue costs	(3,623)	(9,242)
Net cash provided by financing activities	179,473	6,912
Net increase in cash and cash equivalents	270,254	139,532
Cash and cash equivalents, beginning of period	573,698	434,166
Cash and cash equivalents, end of period	$843,952	$573,698
Supplemental disclosures of cash flow information:
Interest paid	$21,605	$27,383
Income taxes paid	$42,877	$50,444

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2012	2012	2012	2012	2011
MEMBERSHIP
Managed Care:
Arizona	23,500	23,800	24,000	23,100	23,700
Florida	214,000	209,600	204,100	199,500	198,300
Georgia	313,700	312,400	313,300	306,000	298,200
Illinois	18,000	17,900	17,800	17,400	16,300
Indiana	204,000	205,400	205,000	206,300	206,900
Kentucky	135,800	145,400	143,500	145,700	180,700
Louisiana	165,600	167,200	168,700	51,300	—
Massachusetts	21,500	28,000	41,400	36,000	35,700
Mississippi	77,200	30,600	30,100	29,500	31,600
Missouri	59,600	53,900	—	—	—
Ohio	157,800	173,800	166,800	161,000	159,900
South Carolina	90,100	89,400	87,800	86,700	82,900
Texas	949,900	930,700	919,200	811,000	503,800
Washington	57,200	42,000	—	—	—
Wisconsin	72,400	72,900	75,800	76,000	78,000
Total at-risk membership	2,560,300	2,503,000	2,397,500	2,149,500	1,816,000
Non-risk membership	—	—	—	—	4,900
TOTAL	2,560,300	2,503,000	2,397,500	2,149,500	1,820,900

Medicaid	1,977,200	1,939,400	1,848,500	1,634,800	1,336,800
CHIP & Foster Care	237,700	229,600	222,600	218,800	213,900
ABD & Medicare	307,800	289,800	269,900	247,400	218,000
Hybrid Programs	29,100	35,700	48,100	41,500	40,500
Long-term Care	8,500	8,500	8,400	7,000	6,800
Total at-risk membership	2,560,300	2,503,000	2,397,500	2,149,500	1,816,000
Non-risk membership	—	—	—	—	4,900
TOTAL	2,560,300	2,503,000	2,397,500	2,149,500	1,820,900

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	157,900	162,000	159,900	162,100	168,900
Kansas	49,800	48,500	44,300	46,000	46,200
TOTAL	207,700	210,500	204,200	208,100	215,100

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$292	$283	$279	$269	$262

CLAIMS(b)
Period-end inventory	641,000	826,800	1,195,000	735,000	495,500
Average inventory	555,200	547,400	640,600	457,400	367,600
Period-end inventory per member	0.25	0.33	0.50	0.34	0.27
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	6,800	6,400	6,200	5,700	5,300

	Q4	Q3	Q2	Q1	Q4
	2012	2012	2012	2012	2011

DAYS IN CLAIMS PAYABLE (c)	41.1	42.8	41.4	44.7	45.3
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period, excluding the Kentucky premium deficiency reserve liability.

CASH AND INVESTMENTS (in millions)
Regulated	$1,595.3	$1,493.8	$1,198.2	$1,166.9	$1,198.9
Unregulated	37.3	36.0	40.6	35.5	38.2
TOTAL	$1,632.6	$1,529.8	$1,238.8	$1,202.4	$1,237.1

DEBT TO CAPITALIZATION	36.1%	29.2%	30.1%	26.4%	27.3%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	32.7%	25.0%	25.9%	21.8%	22.6%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($75.4 million at December 31, 2012).
Operating Ratios:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Health Benefits Ratios:
Medicaid and CHIP	92.4%	82.9%	91.2%	82.4%
ABD and Medicare	89.1	88.8	92.1	89.8
Specialty Services	92.7	94.0	92.5	89.1
Total	91.3	85.9	91.6	85.2

Total General & Administrative Expense Ratio	8.4%	11.0%	8.6%	11.3%
MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, December 31, 2011	$607,985
Incurred related to:
Current period	7,499,437
Prior period	(53,400)
Total incurred	7,446,037
Paid related to:
Current period	6,535,537
Prior period	550,708
Total paid	7,086,245
Less: Premium Deficiency Reserve	41,475
Balance, December 31, 2012	$926,302

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to December 31, 2011. Excluding the impact of retroactive assignment of members in our Kentucky health plan, the amount of "Incurred related to: Prior period" shown in the table above would have been $61.7 million.